Exhibit 4.1

CREDIT AND GUARANTY AGREEMENT

dated as of December 22, 2015

among

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC,
HERE TO SERVE – GEORGIA WASTE DIVISION, LLC,
BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP.,
MERIDIAN LAND COMPANY, LLC,
CHRISTIAN DISPOSAL, LLC, and
FWCD, LLC
as Companies

MERIDIAN WASTE SOLUTIONS, INC.,
as a Guarantor,

VARIOUS LENDERS

and

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.
as Administrative Agent, Collateral Agent, and Sole Lead Arranger

________________________________________________________

$55,000,000 Senior Secured Credit Facilities
________________________________________________________

4.9. No Material Adverse Change	63
4.10. No Restricted Junior Payments	63
4.11. Adverse Proceedings, etc.	63
4.12. Payment of Taxes	63
4.13. Properties.	64
4.14. Environmental Matters	64
4.15. No Defaults	65
4.16. Material Contracts	65
4.17. Governmental Regulation	65
4.18. Margin Stock	65
4.19. Employee Matters	65
4.20. Employee Benefit Plans	66
4.21. Certain Fees	66
4.22. Solvency	66
4.23. Related Agreements.	66
4.24. Compliance with Statutes, Franchises, Permits, etc.	67
4.25. Disclosure	67
4.26. Patriot Act	68
SECTION 5. AFFIRMATIVE COVENANTS	68
5.1. Financial Statements and Other Reports	68
5.2. Existence	72
5.3. Payment of Taxes and Claims	72
5.4. Maintenance of Properties	73
5.5. Insurance	73
5.6. Inspections	74
5.7. Lenders Meetings	74
5.8. Compliance with Laws	74
5.9. Environmental.	74
5.10. Subsidiaries	75
5.11. Additional Material Real Estate Assets	76
5.12. Reserved	76
5.13. Further Assurances	76
5.14. Miscellaneous Business Covenants	76
5.15. Post Closing Matters	77
SECTION 6. NEGATIVE COVENANTS	77
6.1. Indebtedness	77
6.2. Liens	78
6.3. Equitable Lien	80
6.4. No Further Negative Pledges	80
6.5. Restricted Junior Payments	80
6.6. Restrictions on Subsidiary Distributions	81
6.7. Investments	81
6.8. Financial Covenants.	82
6.9. Fundamental Changes; Disposition of Assets; Acquisitions	84
6.10. Disposal of Subsidiary Interests	84

6.11. Sales and Lease‑Backs	85
6.12. Transactions with Shareholders and Affiliates	85
6.13. Conduct of Business; Foreign Subsidiaries	85
6.14. Permitted Activities of Holdings	85
6.15. Amendments or Waivers of Certain Related Agreements	86
6.16. Reserved	86
6.17. Fiscal Year	86
6.18. Deposit Accounts	86
6.19. Amendments to Organizational Agreements and Material Contracts	86
6.20. Prepayments of Certain Indebtedness	86
SECTION 7. GUARANTY	87
7.1. Guaranty of the Obligations	87
7.2. Contribution by Guarantors	87
7.3. Payment by Guarantors	87
7.4. Liability of Guarantors Absolute	88
7.5. Waivers by Guarantors	90
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	90
7.7. Subordination of Other Obligations	91
7.8. Continuing Guaranty	91
7.9. Authority of Credit Parties	91
7.10. Financial Condition of the Credit Parties	91
7.11. Bankruptcy, etc.	92
7.12. Discharge of Guaranty Upon Sale of Guarantor	92
7.13. Qualified ECP Credit Party	93
SECTION 8. EVENTS OF DEFAULT	93
8.1. Events of Default	93
SECTION 9. AGENTS	96
9.1. Appointment of Agents	96
9.2. Powers and Duties	96
9.3. General Immunity.	96
9.4. Agents Entitled to Act as Lender	97
9.5. Lenders’ Representations, Warranties and Acknowledgment	97
9.6. Right to Indemnity	98
9.7. Successor Administrative Agent and Collateral Agent.	99
9.8. Collateral Documents and Guaranty.	99
SECTION 10. MISCELLANEOUS	100
10.1. Notices	100
10.2. Expenses	100
10.3. Indemnity.	101
10.4. Set‑Off	102
10.5. Amendments and Waivers.	102
10.6. Successors and Assigns; Participations.	104
10.7. Independence of Covenants	107

10.8. Survival of Representations, Warranties and Agreements	107
10.9. No Waiver; Remedies Cumulative	107
10.10. Marshalling; Payments Set Aside	107
10.11. Severability	108
10.12. Obligations Several; Actions in Concert	108
10.13. Headings	108
10.14. APPLICABLE LAW	108
10.15. CONSENT TO JURISDICTION	108
10.16. WAIVER OF JURY TRIAL	109
10.17. Confidentiality	110
10.18. Usury Savings Clause	111
10.19. Counterparts	111
10.20. Effectiveness	111
10.21. Patriot Act	112

APPENDICES:	A‑1	Tranche A Term Loan Commitments
	A‑2	MDTL Commitments
	A‑3	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Certain Material Real Estate Assets
	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A‑1	Funding Notice
	A‑2	Conversion/Continuation Notice
	B‑1	Tranche A Term Loan Note
	B-2	MDTL Note
	B‑3	Revolving Loan Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Regarding Non‑bank Status
	G‑1	Closing Date Certificate
	G‑2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Collateral Access Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 22, 2015, is entered into by and among HERE TO SERVE – MISSOURI WASTE DIVISION, LLC, a Missouri limited liability company (“HTS MWD”), HERE TO SERVE – GEORGIA WASTE DIVISION, LLC, a Georgia limited liability company (“HTS GWD”), BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP., a New York corporation (“BCDA”), MERIDIAN LAND COMPANY, LLC, a Georgia limited liability company (“MLC”), CHRISTIAN DISPOSAL, LLC, a Missouri limited liability company (“Christian Disposal”), and FWCD, LLC, a Missouri limited liability company (“FWCD” and together with HTS MWD, HTS GWD, BCDA, MLC, and Christian Disposal, the “Companies” and each, a “Company”), MERIDIAN WASTE SOLUTIONS, INC., a New York corporation (“Holdings”) and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Companies, in an aggregate amount not to exceed $55,000,000, consisting of $40,000,000 aggregate principal amount of Tranche A Term Loans, $10,000,000 aggregate principal amount of MDTL Term Loans, and up to $5,000,000 aggregate principal amount of Revolving Commitments; the proceeds of the Loans will be used in accordance with Section 2.5 of this Agreement;

WHEREAS, each Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries; and

WHEREAS, Holdings has agreed to guarantee the obligations of each Company hereunder and to secure its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries (including each Company).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” means all “accounts” (as defined in the UCC) of Holdings and its Subsidiaries (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Act” as defined in Section 4.26.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (i) the rate per annum obtained by dividing (a) (1) the rate per annum  equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, which appears on (x) the page of the Reuters Screen which displays an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of such rate (such page currently being Reuters Screen LIBOR01 Page, formerly the display designated as “Page 3750” on the Moneyline Telerate Service) or (y) on the comparable page of the Bloomberg Information Services for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (2) in the event the rate referenced in the preceding clause (1) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service, truncated at five decimal digits, which displays an average ICE Benchmark Administration Limited Interest Settlement Rate or such other London interbank offered rate administered by any other person that takes over the administration of such rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (3) in the event the rates referenced in the preceding clauses (1) and (2) are not available or if such information, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate, truncated at five decimal digits, to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (1) one, minus (2) the Applicable Reserve Requirement or (ii) 1.00% per annum.

“Adjustment Event” as defined in the definition of Applicable Margin.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened in writing against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 22, 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means (i) with respect to Loans that are LIBOR Rate Loans, a percentage per annum, equal to 8.00% and (ii) with respect to Loans that are Base Rate Loans, a percentage per annum equal to 7.00%.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of its Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party or Subsidiary thereof, other than inventory sold or leased in the ordinary course of business.  For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts, (y) the early termination or modification of any contract resulting in the receipt by any Credit Party or any of its Subsidiaries of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) and (z), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Credit Party or any of its Subsidiaries.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Availability” means, on any date of determination, the lesser of (a)(i) the aggregate principal amount of the Commitments as of such date less (ii) the aggregate principal balance of the Loans as of such date, and (b)(i)(A) the sum of the trailing twelve months Consolidated Adjusted EBITDA of Holdings and its Subsidiaries as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a) multiplied by (B) the then in effect maximum Leverage Multiple, less (ii) the sum of (A) the aggregate principal balance of the Loans as of such date plus (B) all other Consolidated Total Debt as of such date.  Availability shall be computed giving pro forma effect to all Credit Extensions proposed to be made on the relevant date of determination.

 “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (iii) the sum of (A) the Adjusted LIBOR Rate for a period of one month and (B) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day, and (iv) 4.25%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents  (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Companies and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) the Equity Investors shall cease to beneficially own and control at least 51% on a fully diluted basis of the voting interests, and at least 30% on a fully diluted basis of the economic interests, in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Equity Investors (a) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of any Company; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date, or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (v) any event, transaction or occurrence as a result of which Jeffrey Cosman, Michael Cosman or Charles Barcom shall for any reason cease to be actively engaged in the day-to-day management of any Company in the role such Person serves on the Closing Date, unless a permanent successor reasonably acceptable to Administrative Agent and the Requisite Lenders is appointed within sixty days following the date such Person ceases to be actively engaged in such capacity.

“Christian Disposal Acquisition Agreement” means that certain Amended and Restated Membership Interest Purchase Agreement, dated as of October 16, 2015, among Timothy Drury, as seller, Christian Disposal, FWCD, Holdings, HTS MWD and HTS GWD, as amended by that certain First Amendment, dated as of December 4, 2015, and as further amended, restated, supplemented or otherwise modified as permitted under this Agreement.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche A Term Loan Exposure, (b) Lenders having Revolving Exposure, and (c) Lenders having MDTL Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche A Term Loans, (b) Revolving Loans, and (c) MDTL Term Loans.

“Closing Date” means the date on which the initial Term Loans are made.

“Closing Date Acquisitions” means (i) the acquisition of all membership interests in Christian Disposal and its Subsidiaries pursuant to and on the terms set forth in the Christian Disposal Acquisition Agreement and (ii) the acquisition of the Eagle Ridge Landfill and certain related assets pursuant to and on the terms set forth in the Eagle Ridge Acquisition Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Assignment of Key Man Life Insurance” means the Collateral Assignment of Key Man Life Insurance Policy, to be entered into after the Closing Date, executed by Holdings, as beneficiary of the Key Man Life Insurance Policy, and acknowledged and agreed by Lincoln Financial Group, as the issuer of the Key Man Life Insurance Policy.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Collateral Assignment of Key Man Life Insurance, the Landlord Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party and each of its Subsidiaries.

“Commitment” means any Revolving Commitment, Tranche A Term Loan Commitment or MDTL Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” and “Companies” as defined in the preamble hereto.

“Company Guaranteed Obligations” as defined in Section 7.1.

“Company Representative” means Christian Disposal, in its capacity as representative of the Companies.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C, with such modifications as may be approved by Administrative Agent.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i)  the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) Consolidated Corporate Overhead, plus (g) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (h) for periods ending prior to February 1, 2017, the amount set forth on Schedule 1.1, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Corporate Overhead” means, for any period, the aggregate of all  expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP including, without limitation, all expenditures associated with the compensation and benefits of the corporate officers and staff of Holdings and its Subsidiaries (including the chief executive officers, chief financial officers and chief operating officers thereof) and legal, audit, insurance and accounting costs and expenses associated with the corporate compliance of Holdings and its Subsidiaries and excluding such other expenditures that, in accordance with GAAP, (i) are or should be included in Consolidated Interest Expense, (ii) are taxes based on income, (iii) are capitalized expenditures, and (iv) are operating expenses.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) interest income, plus (c) other income (excluding any gains or losses attributable to Asset Sales), plus (d) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, plus (e) Consolidated Corporate Overhead paid or payable in cash during such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures and (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP.

“Consolidated Growth Capital Expenditures” means, for any period,  Consolidated Capital Expenditures to the extent such Consolidated Capital Expenditures are incurred to acquire or build new properties, design or build out new cells of any landfill, purchase new vehicles and equipment usable in the Credit Parties’ business in connection with entry into a new customer contract (excluding replacement of existing vehicles and equipment) or otherwise grow and expand the Credit Parties’ business (rather than maintain existing property and equipment).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(e) payable on or before the Closing Date.

 “Consolidated Liquidity” means, as of any date of determination, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum of (A) Cash of Holdings and its Subsidiaries in which the Collateral Agent has a first priority perfected Lien (from and after the date required under Section 6.18), other than Cash on deposit in the Drury Collateral Account, and (B) the greater of (1) Availability and (2) $0, minus (ii) all accounts payable of any Credit Party that are overdue by more than 90 days.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Credit Party” as defined in Section 7.2.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to the control of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Warrants, the Warrant Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Companies and Holdings.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of its Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.5(c), and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to the Company Representative and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which Company Representative, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) to the extent such Defaulting Lender is a Defaulting Lender solely due to a violation of Section 9.5(c), the date on which Administrative Agent shall have waived all violations of Section 9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Default Rate” means the interest rate applicable pursuant to Section 2.9.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, in whole or in part, or required to be repurchased or redeemed, in whole or in part, in each case other than for common Capital Stock of Holdings, pursuant to a sinking fund obligation or otherwise, on or prior to 180 days after the latest possible maturity date of the Loans, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any  Capital Stock of Holdings or any of its Subsidiaries that would constitute Disqualified Stock, in each case at any time on or prior to 180 days after the latest possible maturity date of the Loans, (c) contains any mandatory repurchase obligation which may come into effect on or prior to 180 days after the latest possible maturity date of the Loans or (d) provides for the scheduled payments of dividends in Cash on or prior to 180 days after the latest possible maturity date of the Loans.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drury Collateral Account” means a Controlled Account which shall hold only Cash set aside by the Credit Parties to make regularly scheduled payments of principal and interest on the Drury Note.

“Drury Note” means that certain Convertible Promissory Note, dated the date hereof, issued by Holdings to Timothy M. Drury in the principal amount of $1,250,000

“Eagle Ridge Acquisition Agreement” means that certain Asset Purchsae Agreement, dated November 13, 2015, between Eagle Ridge Landfill, LLC.

“Eagle Ridge Landfill” means that certain landfill located in Fractional Section 2, Township 53 North, Range 3 West of the Fifth Principal Meridian, Pike County, Missouri and to be purchased by the Credit Parties in the Closing Date Acquisitions.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (ii) in the case of the Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (iii) any other Person (other than a natural Person) approved by the Administrative Agent; provided, neither (A) Holdings nor any Affiliate of Holdings nor (B) the Equity Investors nor any Affiliate of the Equity Investor shall, in any event, be an Eligible Assignee, and (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Investors” means, collectively, Jeffrey Cosman and his estate (including any trust established for estate planning purposes), heirs, spouse or former spouses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Company, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty by such Company of, or the grant by such Company of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Company’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Company or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Company is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Company becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under that certain Warrant dated as of August 6, 2015 issued by Holdings to Praesidian Capital Opportunity Fund III LP, as amended prior to the Closing Date, (ii) Indebtedness and other obligations outstanding under that certain Note and Warrant Purchase Agreement and Security Agreement dated as of August 6, 2015 among Holdings, Here to Serve – Missouri Waste Division LLC, Here to Serve – Georgia Waste Division LLC and Meridian Land Company, LLC and Praesidian Capital Opportunity Fund III LP, as amended prior to the Closing Date, and (iii) Indebtedness and other obligations outstanding under (A) that certain Consulting Agreement, dated April 30, 2014, between HTS MWD and Charles E. Barcom, a Missouri individual, (B) that certain Consulting Agreement, dated April 30, 2014, between HTS MWD and Edward H. Kniep, IV, a Missouri individual, and (C) that certain Consulting Agreement, dated April 30, 2014, between HTS MWD and Joseph D. Reich, a Missouri individual.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, with the purpose (in either case) of facilitating the implementation of clause (a) above, or (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLH or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated the Closing Date, between Companies and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarters, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.21.

“Funding Credit Parties” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSSLG” as defined in the preamble hereto.

“GSSLH” means Goldman Sachs Specialty Lending Holdings, Inc., a Delaware corporation.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means Holdings.

“Guaranty” means the guaranty of Holdings, and the cross-guaranty of the Companies, set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i)(a) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended December 31, 2014, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) for the interim period from January 1, 2015 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for each fiscal month through and including October 31, 2015, and (ii)(a) the financial statements of Christian Disposal and Eagle Ridge Landfill, LLC for the Fiscal Year ended December 31, 2014, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Year, and (b) for the interim period from January 1, 2015 to the Closing Date, internally prepared, unaudited financial statements of Christian Disposal and Eagle Ridge Landfill, LLC, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for each fiscal month through and including October 31, 2015, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries and Christian Disposal and Eagle Ridge Landfill, LLC, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Holdings” as defined in the preamble hereto.

“Increased Amount Date” as defined in Section 2.23.

“Increased-Cost Lenders” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes and (xi) all Disqualified Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to any Company or any of its Affiliates with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11(a).

“Installment Date” as defined in Section 2.11(a).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, (a) the last day of each month commencing on the first such date to occur after the Closing Date, and (b) the last day of each Interest Period applicable to such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one-, two-, three- or six-months, as selected by the Company Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Company); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Company), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Company), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Key Man Life Insurance Policy” as defined in Section 5.5(b).

“Key Performance Indicators” means key performance indicators including the following: (i) financial information including hauling revenue segmented to residential, commercial and roll-off and transfer station and landfill revenue segmented by internal and external, (ii) separate information on residential, commercial and roll-off customers including the number of customers, tons of trash, recycling and yard waste collected, disposal site locations, tonnage and costs, (iii) information on transfer stations including total and internal tonnage and disposal site locations tonnage and costs, (iv) landfill information including total and internal tonnage, and remaining airspace and (v) such other key performance indicators as the Administrative Agent and Company Representative shall agree from time to time in replacement of or in addition to the foregoing.  As used in this definition, “internal tonnage” means, as applicable, tonnage originating from a hauling contract to which a Credit Party is a party or a transfer station operated by a Credit Party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, an agreement in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Collateral Access Agreement” means a landlord agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of Holdings or any of its Subsidiaries as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement (including any Person who is a Lender (and any Affiliate thereof) at the time such Interest Rate Agreement was entered into but subsequently, ceases to be a Lender) including, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Multiple” means, as of any date of determination in any Fiscal Quarter indicated below, the correlative number indicated below:

Fiscal Quarter	Leverage Multiple
December 31, 2015	5.25:1.00
March 31, 2016	5.25:1.00
June 30, 2016	5.25:1.00
September 30, 2016	5.25:1.00
December 31, 2016	5.25:1.00
March 31, 2017	5.00:1.00
June 30, 2017	4.75:1.00
September 30, 2017	4.50:1.00
December 31, 2017	4.50:1.00
March 31, 2018	4.50:1.00
June 30, 2018	4.25:1.00
September 30, 2018	4.25:1.00
December 31, 2018	4.00:1.00
March 31, 2019	4.00:1.00
June 30, 2019	3.75:1.00
September 30, 2019	3.75:1.00
December 31, 2019	3.75:1.00
March 31, 2020	3.75:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.25:1.00
December 31, 2020 and each Fiscal Quarter ending thereafter	3.25:1.00

“Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date, to (b) Consolidated Adjusted EBITDA for the twelve month period ending on such date (or if such date of determination is not the last day of a fiscal month, for the twelve fiscal month period ending as of the most recently concluded for which financial statements are required to have been delivered hereunder).

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Tranche A Term Loan, a Revolving Loan and a MDTL Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means (i) that certain Disposal Service Agreement, dated as of October 11, 2007, between Christian Disposal, LLC and IESI, Inc. (as assignee of Fred Weber, Inc.), (ii) that certain Landfill Agreement, dated as of November 11, 2007, between FWCD, LLC and IESI, Inc. (as assignee of Fred Weber, Inc.), (iii) that certain Transfer Station Operation, Maintenance and Management Agreement, dated as of November 8, 2007, between FWCD, LLC and The City of O’Fallon Missouri, (iv) the Municipal Solid Waste Transfer and Disposal Agreement, dated as of January 24, 2008, between FWCD, LLC and the City of St. Peters, Missouri, (v) that certain Solid Waste Disposal Agreement, dated as of August 12, 2014, among IESI MO Champ Landfill, LLC, F.W. Disposal, L.L.C. and Here to Serve – Missouri Waste Division, LLC, (vi) that certain Exclusive Residential Solid Waste Collection Services Agreement, dated May 15, 2013, between City of Florissant and Meridian Waste Services LLC, (vii) that certain Solid Waste License Agreement, dated October 22, 2007, between The City of Wildwood and Meridian Waste Services, LLC, (viii) the hauling contract to be entered into following the Closing Date between one or more of the Credit Parties and the City of Webster Grove, (ix) each other agreement providing for delivery of waste by any Credit Party to any landfill, operation of any transfer station or landfill by any Credit Party or, with respect to any such waste hauling contract accounting for 10% or more of the residential customers of Holdings and its Subsidiaries, waste hauling by any Credit Party and (x) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect together with and those contracts and arrangements listed on Schedule 4.16, in each case, as amended prior to the Closing Date and as amended in accordance with this Agreement.

“Material Real Estate Asset” means (i) (a) Real Estate Asset that consists of a landfill, (b) any other fee-owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof, and (c) any Leasehold Property for which the aggregate payments under the term of the lease are at least $100,000 per annum, (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including Company and (iii) the Real Estate Assets listed on Schedule 1.1.

“MDTL Commitment” means the commitment of a Lender to make or otherwise fund a MDTL Term Loan and “MDTL Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s MDTL Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the MDTL Commitments as of the Closing Date is $10,000,000.

“MDTL Commitment Period” means the time period commencing on the Closing Date through and including the MDTL Commitment Termination Date.

“MDTL Commitment Termination Date” means the earliest to occur of (i) the date the MDTL Commitments are permanently reduced to zero pursuant to Section 2.12(b), (ii) the date of the termination of the MDTL Commitments pursuant to Section 8.1, and (iii) December 22, 2017.

“MDTL Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the MDTL Term Loans of such Lender; provided, at any time prior to the making of the MDTL Term Loans, the MDTL exposure of any Lender shall be equal to such Lender’s MDTL Commitment.

“MDTL Maturity Date” means the earlier of (i) December 22, 2020, and (ii) the date that all MDTL Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“MDTL Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“MDTL Term Loan” means a term loan made by a Lender to the Companies pursuant to Section 2.1(a)(ii).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Permitted Lien (provided that such Lien is not subordinated to the Collateral Agent’s Lien) on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a Tranche A Term Loan Note, a MDTL Note or a Revolving Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders, Goldman Sachs & Co. or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise; provided, however, that the definition of “Obligations” shall not create any guarantee by any Credit Party of (or grant of security interest by any Credit Party to support, as applicable) any Excluded Swap Obligations of such Credit Party for purposes of determining any obligations of any Credit Party.

“Obligee Credit Party” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any Company, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)  in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or  otherwise issued by such Person in connection with such acquisition shall be owned 100% by a Company, and the Companies shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of any Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)  Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(g));

(v) Company Representative shall have delivered to Administrative Agent at least 30 Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets (including recent financial statements for the target or assets to be acquired through the period that ends not more than 90 days prior to the Closing Date (or such earlier date as the Administrative Agent shall agree), including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;

(vi)  any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which Companies are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by each Company and Holdings substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Company Representative, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to the Company Representative and each Lender).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender, by (b) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the MDTL Term Loan of any Lender, the percentage obtained by dividing (a) the MDTL Exposure of that Lender, by (b) the aggregate MDTL Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche A Term Loan Exposure, the MDTL Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure, the aggregate MDTL Exposure and the aggregate Revolving Exposure of all Lenders.

“Qualified Capital Stock” means any Capital Stock other than Disqualified Stock.

“Qualified ECP Credit Party” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party or Subsidiary thereof in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(d).

“Related Agreements” means, collectively, (i) the Eagle Ridge Acquisition Agreement, (ii) the Christian Disposal Acquisition Agreement, (iii) the Drury Note, and (iv) each other agreement, contract or document executed in connection with the foregoing.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, (i) for the Class of Lenders having Tranche A Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having MDTL Exposure, Lenders holding more than 50% of the aggregate MDTL Exposure of all Lenders; and (iii)  for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.

“Requisite Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure, MDTL Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) the aggregate MDTL Exposure of all Lenders and (iii) the aggregate Revolving Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iv) management or similar fees payable to any Equity Investor or any of its Affiliates; (v) payment of any earn-out payment or other deferred portion of the purchase price for any Closing Date Acquisitions and Permitted Acquisitions and (vi) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Subordinated Debt or any other Indebtedness that is subordinated to the Obligations, or secured by Liens subordinated to the Obligations.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate.   The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $5,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) December 22, 2020; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to the Companies pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctions” as defined in Section 4.27.

 “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” as defined in Section 6.8(i).

“Subordinated Debt” means (i) that certain Promissory Note dated May 15, 2014, issued by Here To Serve Holding Corp., a Delaware corporation, as assumed by Holdings, in the principal amount of $491,666.67, payable to the order of Charles E. Barcom, Jr., as amended per instrument dated December 18, 2015, (ii) that certain Promissory Note dated May 15, 2014, issued by Here To Serve Holding Corp, a Delaware corporation, as assumed by Holdings, in the principal amount of $491,666.67, payable to the order of Edward Kniep, IV as amended per instrument dated December 18, 2015, (iii) Promissory Note dated May 15, 2014, issued by Here To Serve Holding Corp, a Delaware corporation, as assumed by Holdings, in the principal amount of $491,666.67, payable to the order of Joseph D. Reich as amended per instrument dated December 18, 2015, and (iv) the Drury Note.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a Tranche A Term Loan or a MDTL Term Loan.

“Term Loan Commitment” means the Tranche A Term Loan Commitment or the MDTL Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date and the MDTL Maturity Date.

“Terminated Lender” as defined in Section 2.22.

“Title Policy” as defined in Section 3.1(i).

“Total Utilization of MDTL Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding MDTL Term Loans.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Tranche A Term Loan” means a Tranche A Term Loan made by a Lender to the Companies pursuant to Section 2.1(a)(i).

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $40,000,000.

“Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender; provided, at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment.

“Tranche A Term Loan Maturity Date” means the earlier of (i) December 22, 2020, and (ii) the date that all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

 “Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any Company on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements, to the extent approved in writing by Administrative Agent.

 “Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the Closing Date, between Holdings and Goldman Sachs & Co., as it may be amended, supplemented or otherwise modified from time to time.

“Warrants” means warrants issued by Holdings pursuant to the Warrant Agreement to GSSLG or an Affiliate of GSSLG.

1.2. Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

1.3. Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  References to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Credit Document.  References to Persons include their respective permitted successors and assigns.  References to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

SECTION 2. LOANS

2.1. Term Loans.

(a) Loan Commitments.  Subject to the terms and conditions hereof,

(i) each Lender severally agrees to make, on the Closing Date,  a Tranche A Term Loan to the Companies in an amount equal to such Lender’s Tranche A Term Loan Commitment.

(ii) each Lender severally agrees to make at any time prior to the MDTL Commitment Termination Date one or more MDTL Term Loans to the Companies in an aggregate amount equal to such Lender’s MDTL Commitment.

The Companies may make only one borrowing under the Tranche A Term Loan Commitment which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.11(a) and 2.12, all amounts owed hereunder with respect to the Tranche A Term Loans and MDTL Term Loans shall be paid in full on the Tranche A Term Loan Maturity Date and MDTL Maturity Date, respectively.  Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment, if any, on such date.  Each Lender’s MDTL Commitment shall terminate immediately and without further action on the MDTL Commitment Termination Date after giving effect to the funding of such Lender’s MDTL Commitment, if any, on such date.

(b) Borrowing Mechanics for Term Loans.

(i) The Company Representative shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days prior to the Closing Date with respect to Term Loans made on the Closing Date.  Following the Closing Date, whenever the Companies desire that Lenders make Term Loans, the Company Representative shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Term Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Term Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to make a borrowing in accordance therewith.  Promptly upon receipt by Administrative Agent of any Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Tranche A Term Loan and/or MDTL Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to such account or accounts designated in writing to Administrative Agent by the Company Representative.

(c)  During the Term Loan Commitment Period, drawings under the MDTL Commitments shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

2.2. Revolving Loans.

(a) Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Companies in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.3(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever Companies desire that Lenders make Revolving Loans, the Company Representative shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from the Company Representative.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the Company Representative at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the Company Representative.

(c) Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by the Companies and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to the Companies on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Companies pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect.  Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied.   All Protective Advances shall be Base Rate Loans.  Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Companies shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent.

2.3. Reserved.

2.4. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Companies a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company Representative, and the Companies shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans.  Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Companies may have against any Lender as a result of any default by such Lender hereunder.

2.5. Use of Proceeds.  The proceeds of the Tranche A Term Loans made on the Closing Date shall be applied by Companies to (i) partially fund the Closing Date Acquisitions, (ii) refinance existing Indebtedness of the Companies, (iii) pre-fund certain Consolidated Growth Capital Expenditures, (iv) pay fees and expenses in connection with the transactions contemplated by this Agreement and (v) for working capital and other general corporate purposes.  The proceeds of the Revolving Loans will be used for working capital and general corporate purposes.  The proceeds of the MDTL Term Loans will be used for Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act. The Credit Parties will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise) or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions or Anti-Corruption Laws.

2.6. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Companies to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Companies, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Companies’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register.  Administrative Agent shall maintain at its Principal Office  a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by any Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Company’s Obligations in respect of any Loan.  Each Company hereby designates the entity serving as Administrative Agent to serve as such Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes.  If so requested by any Lender by written notice to the Company Representative (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Companies shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company Representative’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loan, MDTL Term Loan or Revolving Loan, as the case may be.

2.7. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; and

(ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Company Representative and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with LIBOR Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Company Representative fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Company Representative fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company Representative shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company Representative and each Lender.

(d) Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

2.8. Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, the Companies shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Companies shall pay all amounts due  under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b) The Company Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Companies shall be bound to effect a conversion or continuation in accordance therewith.

2.9. Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of the Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10. Fees.

(a) Each Company agrees to pay commitment fees to Lenders having Revolving Commitments equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the aggregate principal amount of outstanding Revolving Loans, times (2) one half of one percent (0.50%) per annum.

(b) Each Company agrees to pay commitment fees to Lenders having MDTL Commitments equal to (1) the average of the daily difference between (a) the MDTL Commitments, and (b) the aggregate principal amount of outstanding MDTL Term Loans, times (2) one half of one percent (0.50%) per annum.

(c) All fees referred to in Section 2.10(a) and 2.10(b) shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) All fees referred to in Section 2.10(a) and 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period or MDTL Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date or MDTL Commitment Termination Date, as applicable.

(e) In addition to any of the foregoing fees, each Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon, including without limitation, the fees set forth in the Fee Letter.

2.11. Scheduled Payments.

(a) Scheduled Installments.  The principal amounts of the Tranche A Term Loans shall be repaid in consecutive quarterly installments of $250,000 (each, an “Installment”) on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing on March 31, 2018.  Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans, in accordance with Sections 2.12 and 2.13, as applicable; and (y) the Tranche A Term Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Term Loan Maturity Date.

(b) Repayment of Revolving Loans.  The Revolving Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full on the Revolving Commitment Termination Date.

(c) Repayment of MDTL Term Loans.  The MDTL Term Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full on the MDTL Maturity Date.

2.12. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, the Companies may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(2) with respect to LIBOR Rate Loans, the Companies may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given by the Company Representative to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to Term Loans.

(b) Voluntary Commitment Reductions.

(i) The Companies may, upon not less than three Business Days’ prior written or telephonic notice from the Company Representative confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction, or (ii) any unused portion of the Term Loan Commitments; provided, any such partial reduction of the Revolving Commitments and the Term Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) The Company Representative’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company Representative’s notice and shall reduce the Revolving  Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c)           Partial Payments.  Notwithstanding anything in this Section 2.12 to the contrary, the Companies shall not partially prepay any Term Loan and/or partially reduce any Revolving Commitment unless the aggregate amount of the remaining Revolving Commitments plus the remaining outstanding principal amount under the Term Loan is equal to at least fifty percent (50%) of the aggregate amount of the Revolving Commitments plus the outstanding principal amount under the Term Loan on the Closing Date.

2.13. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales.  No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $250,000 in the aggregate since the Closing Date, the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, the Companies shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds  (the “Asset Sale Reinvestment Amounts”) in (1) long-term productive assets of the general type used in the business of the Companies if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $250,000 or more has been consented to by Administrative Agent and Requisite Lenders) or (2) Permitted Acquisitions if (x) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty (120) days following receipt of such Net Asset Proceeds and (y) the transaction contemplated by such purchase agreement is consummated within one hundred eighty (180) days of receipt thereof; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, at the option of the Companies, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction  in Revolving Commitments) and, to the extent such Asset Sale Reinvestment Amounts exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent.  In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Companies prior to the earliest of (i) the last day of such one hundred twenty (120) day period (if a definitive purchase agreement with respect to a Permitted Acquisition has not been executed in accordance with the other provisions of this Agreement), (ii) the last day of such one hundred eighty (180) day period (if a definitive purchase agreement with respect to a Permitted Acquisition has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (iii) the date of the occurrence of an Event of Default, Administrative Agent may apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(b) Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000, the Companies shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such reinvestment all Net Insurance/Condemnation Proceeds shall, at the option of the Companies, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and, to the extent Net Insurance/Condemnation Proceeds exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent.  In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Companies prior to the earlier of (i) the last day of such one hundred (180) day period and (ii) date of the occurrence of an Event of Default, Administrative Agent may apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(c) Issuance of Equity Securities.  On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) to  fund Capital Expenditures and Permitted Acquisitions, (iii) to fund the payment of an earn-out to the sellers under the Christian Disposal Acquisition Agreement to the extent permitted under Section 6.5, (iv) to pay Consolidated Corporate Overhead in an aggregate amount not to exceed $1,200,000 in any period of twelve consecutive fiscal months, (v) to fund the Drury Collateral Account in an aggregate amount not to exceed $500,000 in any period of twelve consecutive fiscal months to the extent necessary to cause the amounts on deposit in the Drury Collateral Account to be at least equal to $500,000, and (vi) for purposes approved in writing by Administrative Agent), the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(d) Issuance of Debt.  On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Companies shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e) Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending December 31, 2016), the Companies shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow.

(f) Revolving Loans.  The Companies shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) Prepayment of Excess Outstanding Amounts.  Concurrently with the delivery of the financial statements pursuant to Section 5.1(a), the Companies shall prepay Loans in an amount equal to 100% of the amount by which (x) the Consolidated Total Debt as of the date of such financial statements, exceeds (y) Consolidated Adjusted EBITDA for the twelve month period ending on the last day of fiscal month for which such financial statements were prepared, multiplied by the then maximum Leverage Ratio permitted for the most recently ended Fiscal Quarter then in effect pursuant to Section 6.8.

(h) Tax Refunds.  On the date of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $250,000 in the aggregate in any Fiscal Year, the Companies shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of such tax refunds in excess of $250,000.

(i) Payments under Related Agreements.  On the date of receipt by Holdings or any of its Subsidiaries of any payment under any of the Related Agreements (including, but not limited to, all proceeds from releases of any escrowed amounts and all payments received in respect of any indemnification obligation but excluding any working capital adjustments and any amounts that are applied for the purpose of remedying any condition or event giving rise to the underlying payment (whether for indemnification or otherwise)), the Companies shall prepay Loans and/or Revolving Commitments shall be reduced as set forth in Section 2.14(b) in the amount of 100% of such payments.

(j) Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a) through 2.13(e), the Company Representative shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under Section 2.12(c) or (d), if any, as the case may be.  In the event that the Companies shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Companies shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Company Representative shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Revolving Loans.  Any prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Prepayments by Type of Loans.  Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, including any fees and amounts payable pursuant to the Fee Letter, and all expenses specified in Section 10.2, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment;

fifth, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied in inverse order of maturity to reduce the remaining scheduled installments of principal of the Term Loans;

sixth, to further permanently reduce the Revolving Commitments to the full extent thereof; and

seventh, to further permanently reduce the Term Loan Commitments to the full extent thereof.

Notwithstanding the foregoing, no amounts received from any Credit Party (or proceeds of any such Credit Party’s property) shall be applied to any Obligations under any Interest Rate Agreement the guaranty of which by such Credit Party is an Excluded Swap Obligation.

(c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Companies pursuant to Section 2.17(c).

2.15. General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made by wire transfer not later than 12:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the account designated by Administrative Agent from time to time maintained by Administrative Agent or its Affiliates for the account of the Lenders or the Administrative Agent, as the case may be, in U.S. Dollars or Canadian Dollars, as applicable, in immediately available funds. Any payment received after 12:00 p.m. (New York, New York time) shall be deemed received on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) Reserved.

(g) Administrative Agent shall deem any payment by or on behalf of the Companies hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to the Company Representative and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the Obligations shall have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16. Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral or in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17. Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company Representative and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies the Company Representative and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company Representative with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company Representative.

(b) Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company Representative and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company Representative and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Company Representative pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company Representative shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods.  The Companies shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company Representative.

(d) Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Companies shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Company Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment.  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by the Company Representative from such Lender of the statement referred to in the next sentence, the Companies shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Company Representative (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

2.19. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company Representative shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as any Company becomes aware of it; (ii) Companies shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company Representative shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to the Company Representative on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company Representative or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Company Representative two new original copies of Internal Revenue Service Form W-8BEN, Form W-8BEN-E or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company Representative to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Company Representative of its inability to deliver any such forms, certificates or other evidence.  The Companies shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(c), or (2) to notify Administrative Agent and the Company Representative of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve the Companies of their obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Taxes Imposed under FATCA; FATCA Covenant.

(i) Notwithstanding anything to the contrary, the Borrowers shall not be required to pay any additional amount pursuant to Section 2.19(b) with respect to any United States federal withholding tax imposed under FATCA.

(ii) If any payment made to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent as may be necessary for Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.20. Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Companies agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Companies pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company Representative (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21. Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans or Term Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans or Term Loans of other Lenders as if such Defaulting Lender had no Revolving Loans or Term Loans outstanding and the Revolving Exposure and the outstanding Term Loan Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans or Term Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans or Term Loans of other Lenders (but not to the Revolving Loans or Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that any portion of any mandatory prepayment of the Revolving Loans or Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b) shall be paid to the non-Defaulting Lenders on a ratable basis; (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Revolving Commitment or Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Companies of their respective obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21.  The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Companies may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.5(c).

2.22. Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Company Representative that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company Representative’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company Representative’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company Representative to remove such Increased-Cost Lender), by giving written notice to the Company Representative and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the Companies shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Each Lender agrees that if Administrative Agent exercises its option to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such option, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 10.6 within five Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.22 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.22, the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 2.22 and Section 10.6.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date, except as otherwise provided by Section 5.15:

(a) Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure.  The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the Closing Date Acquisitions, shall be as set forth on Schedule 4.1.

(d) Reserved.

(e) Consummation of the Closing Date Acquisitions.

(i) (1) All conditions to the Closing Date Acquisitions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, (2) the Closing Date Acquisitions shall have been consummated in accordance with the terms of the Related Agreements and (3) the aggregate cash consideration paid to the sellers under the Related Agreements on the Closing Date in connection with the Closing Date Acquisitions shall not exceed $23,000,000.

(ii) Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, together with copies of each of the opinions of counsel, if any, delivered to the parties under the Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(f) Existing Indebtedness.  On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(g) Transaction Costs.  On or prior to the Closing Date, the Company Representative shall have delivered to Administrative Agent its reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(h) Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements, including without limitation the consent of the applicable Governmental Authorities in Pike County.  Each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Administrative Agent and Collateral Agent shall have received from each Company and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii) in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii) (a) with respect to all fee-simple Real Estate Assets, ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date, (b) with respect to each Leasehold Property that is a Closing Date Mortgaged Property, a title report reasonably satisfactory to Collateral Agent issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and issued by a title company reasonably satisfactory to Collateral Agent, (c) copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (d) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(v) ALTA surveys of all Closing Date Mortgaged Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date.

(j) Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (b) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k) Environmental Reports.  Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities.

(l) Financial Statements; Projections.  Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Related Agreements, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, (iii) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by Related Agreements, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(m) Evidence of Insurance.  Collateral Agent shall have received a certificate from Companies’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Lucosky Brookman LLP, Richard J. Dreger, Attorney at Law, P.C., and McCarthy, Leonard & Kaemmerer, L.C., each special counsel to the Credit Parties, in form and substance satisfactory to the Administrative Agent and covering such matters as Administrative Agent may reasonably request (including the creation and perfection of security interests and enforceability of the Mortgages to be recorded), each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o) Fees and Expenses.  The Companies shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.10(e) and shall have paid, or reimbursed directly, the Administrative Agent and its affiliates for all of their expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed in connection with the transactions contemplated hereby.

(p) Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from each Credit Party dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Closing Date Acquisitions and the other transaction contemplated by the Related Agreements and the Credit Extensions to be made on the Closing Date, such Credit Party is and will be Solvent.

(q) Closing Date Certificate.  The Credit Parties shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(r) Closing Date.  Lenders shall have made the initial Term Loans to the Companies on or before December 31, 2015.

(s) No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened (in writing) in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the Closing Date Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(t) Due Diligence.  The Administrative Agent shall have completed its due diligence review of the Companies and their respective Subsidiaries and the results of such review shall be satisfactory to the Administrative Agent, including, without limitation, (i) satisfactory completion and review of third party accounting due diligence report focused on Consolidated Adjusted EBITDA verification, (ii) market due diligence, (iii) business due diligence, (iv) management background checks, (v) environmental reviews and (vi) legal review.

(u) Minimum EBITDA.  The pro forma income statement delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that the Companies shall have generated trailing twelve month Consolidated Adjusted EBITDA for the period ending October 31, 2015 of at least $8,400,000.

(v) Minimum Liquidity.  The Companies shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Companies shall have at least $3,000,000 of Cash and Availability.

(w) Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(l) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for Holdings and its Subsidiaries as of the Closing Date (excluding the Subordinated Debt)  to (ii) pro forma Consolidated Adjusted EBITDA for the twelve month period ending October 31, 2015, shall not be greater than 4.75:1.00.

(x) No Material Adverse Change.  Since December 31, 2014, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(y) Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(z) Service of Process.  On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship. The Companies shall have paid the fees for such service of process for all Credit Parties through the term of this Agreement.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2. Conditions to Each Credit Extension.

(a) Conditions Precedent.  The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) after making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the Total Utilization of MDTL Commitments shall not exceed the MDTL Commitments then in effect, and (z) Availability would be $0 or greater;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)            the Chief Financial Officer of Holdings shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating to the satisfaction of Administrative Agent that, as of such Credit Date, Holdings reasonably expects, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter;

(vi)           as of such Credit Date, the Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the Leverage Multiple then in effect;

(vii)           after giving effect to such Credit Extension the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $3,000,000; and

(viii) with respect to any Credit Extension, the use of proceeds of which is intended to finance a Permitted Acquisition, Administrative Agent shall have received evidence that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Administrative Agent in its reasonable discretion.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b) Notices.  Any Notice shall be executed by an Authorized Officer of the Company Representative in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, the Company Representative may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice from the Company Representative to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Administrative Agent nor any Lender shall incur any liability to any Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Company Representative or for otherwise acting in good faith.

3.3. Conditions Subsequent to the Closing Date.  The Companies shall fulfill, on or before the date applicable thereto (which date can be extended in writing by the Administrative Agent in its sole discretion), each of the conditions subsequent specified in Section 5.15.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Closing Date Acquisition):

4.1. Organization; Requisite Power and Authority; Qualification.  Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  As of the Closing Date, the jurisdiction of organization or incorporation of Holdings and its Subsidiaries is set forth on Schedule 4.1.

4.2. Capital Stock and Ownership.  The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Closing Date Acquisitions.

4.3. Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5. Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.

4.8. Projections.  On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2015 through and including Fiscal Year 2020, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Change.  Since December 31, 2014, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. No Restricted Junior Payments.  Since December 31, 2014, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11. Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes.  Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  No Credit Party  knows of any proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties.

(a) Title.  Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party or any of its Subsidiaries, regardless of whether such Credit Party or such Subsidiary thereof is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party or Subsidiary thereof, enforceable against such Credit Party or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Intellectual Property. Each of Holdings and its Subsidiaries possesses all franchises, licenses and permits, patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others.

4.14. Environmental Matters.  Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law.  There are and, to each Credit Party’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults.  Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).  True, correct and complete copies of all Material Contracts listed on Schedule 4.16 have been delivered to the Administrative Agent.

4.17. Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to the Companies will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19. Employee Matters.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of the Credit Parties, threatened against any of them, (b) no strike or work stoppage in existence or threatened (in writing) involving Holdings or any of its Subsidiaries,  and (c) to the best knowledge of the Credit Parties, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plans.  Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero.  Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21. Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; provided, that a fee in an aggregate amount not to exceed $800,000 is payable by Holdings to GSS Capital Group upon consummation of the transactions contemplated by the Related Agreements.

4.22. Solvency.  Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23. Related Agreements.

(a) Delivery.  The Credit Parties have delivered to Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b) Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c) Governmental Approvals.  All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Closing Date Acquisitions have been obtained and are in full force and effect.

(d) Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Closing Date Acquisitions set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the Closing Date Acquisitions have been consummated in accordance with the Related Agreements and all applicable laws.

4.24. Compliance with Statutes, Franchises, Permits, etc.  Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Credit Party possesses all franchises, licenses and permits (including, without limitation, all environmental permits corresponding to its operations and all operating permits for any landfills operated by each Company and its Subsidiaries and/or waste operations conducted by each Company and its Subsidiaries, including those necessary to operate the landfills in light of the business plan of the Companies delivered to the Administrative Agent prior to the Closing Date), patents, copyrights, trademarks and trade names, and rights in respect of the foregoing, material and necessary to the conduct of its business without known conflict with any rights of others.

4.25. Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Credit Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26. Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27 Sanctions; Anti-Corruption Laws. None of the Credit Parties, any of their respective Subsidiaries or any director, officer, employee, agent, or affiliate of the Credit Parties or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation Cuba, Iran, North Korea, Sudan and Syria). The Credit Parties and their Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Credit Parties, their Subsidiaries and their respective officers and employees, and to the knowledge of the Credit Parties its directors and agents, are in compliance in all material respects with Anti-Corruption Laws.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports.  Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Reports.  As soon as available, and in any event within 30 days after the end of each other month (including months which began prior to the Closing Date), the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification, a Narrative Report with respect thereto, and any operating reports prepared by management for such period;

(b) Quarterly Financial Statements.  As soon as available, and in any event within 50 days after the end of the first Fiscal Quarter ending after the Closing Date and within 45 days after the end of each Fiscal Quarter of each Fiscal Year ending thereafter (in each case, including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification, a Narrative Report with respect thereto, a report setting forth the Key Performance Indicators and a revenue summary for the top ten customers of the Credit Parties, including a breakout of hauling and landfill revenue for each such customer;

(c) Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Holdings that is reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d) Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default.  Promptly upon any officer of any Credit Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g) Notice of Litigation.  Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of, or threat in writing of, any Adverse Proceeding not previously disclosed in writing by the Credit Parties to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lenders and their counsel to evaluate such matters;

(h) ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan.  As soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j) Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any Credit Party;

(l) Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n) Information Regarding Collateral.  (a)  The Credit Parties will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  Each Credit Party also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o) Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), the Credit Parties shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Aging Reports.  Together with each delivery of financial statements of Holdings and each other Credit Party pursuant to Sections 5.1(a), 5.1(b), and 5.1(c), (i) a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period;

(q) Tax Returns.  As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party; and

(r) Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, and (ii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

To the extent practical, together with any delivery of financial information required under this Section 5.1, the Credit Parties shall deliver to the Administrative Agent an Excel spreadsheet containing such financial information.

5.2. Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, including, without limitation, all environmental permits necessary to its operations and all operating permits for any landfills operated by such Credit Party and any waste transport or other waste operations conducted by such Credit Party, including those necessary to operate the landfills in light of the business plan of the Company delivered to the Administrative Agent prior to the Closing Date); provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).  In addition, each Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

5.4. Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7. Lenders Meetings.  Holdings and the Companies will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by the Company Representative and Administrative Agent) at such time as may be agreed to by the Company Representative and Administrative Agent.

5.8. Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure.  Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries.  In the event that any Person becomes a Subsidiary of Holdings, the Credit Parties shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Subsidiary  to become a Company hereunder by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement; and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k), and 3.1(n).  With respect to each such Subsidiary, the Company Representative shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11. Additional Material Real Estate Assets.  In the event that any Credit Party acquires or leases a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased becomes a Material Real Estate Asset after the Closing Date and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased becomes a Material Real Estate Asset (and in any event within 30 days or such longer period approved by the Administrative Agent in writing), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j), 3.1(k) and 3.1(n) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, the Credit Parties shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12. Reserved.

5.13. Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations remain the joint and several obligations of each and all Companies, remain guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of the Companies and their respective Subsidiaries.  No Credit Party (other than Holdings) shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock after the Closing Date unless concurrently with such issuance, the Credit Parties shall cause such Capital Stock to be subject to a perfected First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and shall deliver all such documents, opinions, filings, searches and other deliverables as the Collateral Agent shall require in connection therewith.

5.14. Miscellaneous Business Covenants.  Unless otherwise consented to by Agents and Requisite Lenders:

(a)           Non-Consolidation.  Holdings will and will cause each of its Subsidiaries to:  (i)  maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)           Cash Management Systems.  Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements.

(c)           Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least two (2) Business Days prior to first initiating any such communication.

(d)      Activities of Management.  Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

5.15. Post Closing Matters.  The Companies shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Agent.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Company to any other Company; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to such Company or to any of its Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by any Company or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Company or any such Subsidiary pursuant to such agreements, in connection with the Closing Date Acquisitions, Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Company and its Subsidiaries;

(g) guaranties by any Company of Indebtedness of another Company or guaranties by a Subsidiary of any Company of Indebtedness of such Company with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(i)   Indebtedness in an aggregate amount not to exceed at any time $5,000,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not less than 85% of the aggregate consideration paid with respect to such asset;

(j) The Subordinated Debt in an aggregate principal amount not to exceed $2,700,000 at any time outstanding (other than any interest paid in kind in accordance with the subordination terms applicable to such Subordinated Debt); and

(k) other unsecured Indebtedness of the Companies and their Subsidiaries other than the types listed in Section 6.1(a) – (j), which is unsecured and subordinated to the Obligations in a manner satisfactory to Administrative Agent in an aggregate amount not to exceed at any time $250,000.

No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue any Capital Stock other than Qualified Capital Stock.  To the extent any other Capital Stock of the issuing Credit Party or Subsidiary is pledged to secure the Obligations, such additional Capital Stock shall also be pledged to secure the Obligations pursuant to the Pledge and Security Agreement.

6.2. Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (in a manner that causes the enforcement of any such Lien to be stayed) so long as the aggregate amount of such Taxes does not exceed $250,000;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings instituted and diligently conducted (in a manner that causes the enforcement of any such Lien to be stayed), so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; provided, that the aggregate amount secured by Liens in connection with surety bonds and to secure the performance of tenders shall not exceed the sum of (x) $250,000 and (y) with respect to bonds posted in connection with customer contracts or the Credit Parties’ closure and post-closure obligations with respect to any landfill site, the minimum amount required by the bonding company (which shall be nationally or regionally recognized and reasonably acceptable to the Administrative Agent) with respect to such bond;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by any Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Company or such Subsidiary;

(l) Liens existing as of the Closing Date and described in Schedule 6.2;

(m) Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of  such Indebtedness; and

(n)   other Liens on assets other than the Collateral and other than the types listed in Section 6.2(a) – (m) securing Indebtedness in an aggregate amount not to exceed $250,000 at any time outstanding.

6.3. Equitable Lien.  If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4. No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5. Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Companies may make Restricted Junior Payments (i) to Holdings in an aggregate amount not to exceed $250,000 in any trailing twelve month period, to the extent necessary to permit Holdings to pay general administrative costs and expenses, (ii) to Holdings to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iii) by any Credit Party to any Credit Party other than Holdings, (iv) consisting of the distribution of common stock of Holdings to Praesidian Capital Opportunity Fund III LP and Praesidian Capital Opportunity Fund III-A LP on the date hereof in exchange for the termination of warrants held by Praesidian Capital Opportunity Fund III LP and Praesidian Capital Opportunity Fund III-A LP on the terms set forth in that certain Warrant Cancellation Agreement, dated as of the date hereof, between Holdings and Praesidian Capital Opportunity Fund III LP and Praesidian Capital Opportunity Fund III-A LP, (v) so long as no Default or Event of Default has occurred and is continuing and such payment is otherwise permitted under the applicable subordination terms, (x) regularly scheduled interest payments on the Subordinated Debt at a rate not to exceed 8.00% per annum and (y) regularly scheduled payments of principal on the Drury Note in an amount not to exceed $80,000 in any period of four consecutive Fiscal Quarters; and (vi) in an aggregate amount not to exceed $2,000,000 to the sellers under the Christian Disposal Acquisition Agreement upon the renewal of that certain that certain Transfer Station Operation, Maintenance and Management Agreement, dated as of November 8, 2007, between FWCD, LLC and The City of O’Fallon Missouri; provided, that either (A) both prior to and after giving effect to such Restricted Junior Payment, (1) no Default or Event of Default shall have occurred and be continuing and (2) the Credit Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.8 or (B) such Restricted Junior Payment is paid solely with the proceeds of issuances of common stock of Holdings.  Notwithstanding anything herein to the contrary, no amount shall be permitted to be distributed by any Credit Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6. Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Holdings or any of its other Subsidiaries, (b) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its other Subsidiaries, (c) make loans or advances to any Credit Party, or (d) transfer any of its property or assets to any Credit Party other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7. Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Subsidiary of Holdings that becomes a Company as required hereunder;

(c) Investments in deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b);

(e) Consolidated Capital Expenditures permitted by Section 6.8(e);

(f) loans and advances to employees of Holdings and its Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $250,000;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments described in Schedule 6.7;

(i) the Closing Date Acquisitions; and

(j) other Investments in an aggregate amount not to exceed at any time $250,000.

Notwithstanding the foregoing, in no event shall any Credit Party or any Subsidiary of a Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8. Financial Covenants.

(a) Fixed Charge Coverage Ratio.  Holdings shall not permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
March 31, 2016	1.00:1.00
June 30, 2016	1.00:1.00
September 30, 2016	1.00:1.00
December 31, 2016	1.00:1.00
March 31, 2017	1.10:1.00
June 30, 2017	1.10:1.00
September 30, 2017 and each Fiscal Quarter ending therafter	1.20:1.00

(b) Leverage Ratio.  Holdings shall not permit the Leverage Ratio as of any date below, as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2015, to be less than the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
December 31, 2015	5.50:1.00
March 31, 2016	5.50:1.00
June 30, 2016	5.50:1.00
September 30, 2016	5.25:1.00
December 31, 2016	5.25:1.00
March 31, 2017	5.00:1.00
June 30, 2017	4.75:1.00
September 30, 2017	4.50:1.00
December 31, 2017	4.50:1.00
March 31, 2018	4.50:1.00
June 30, 2018	4.25:1.00
September 30, 2018	4.25:1.00
December 31, 2018	4.00:1.00
March 31, 2019	4.00:1.00
June 30, 2019	3.75:1.00
September 30, 2019	3.75:1.00
December 31, 2019	3.75:1.00
March 31, 2020	3.75:1.00
June 30, 2020	3.25:1.00
September 30, 2020	3.25:1.00
December 31, 2020 and each Fiscal Quarter ending thereafter	3.25:1.00

(c) Consolidated Adjusted EBITDA.  Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, for the four Fiscal Quarter period then ended to be less than the correlative amount indicated:

Fiscal Quarter	Consolidated Adjusted EBITDA
March 31, 2016	$8,000,000
June 30, 2016	$8,000,000
September 30, 2016	$8,000,000
December 31, 2016	$8,000,000
March 31, 2017	$8,500,000
June 30, 2017	$8,500,000
September 30, 2017	$8,750,000
December 31, 2017	$8,750,000
March 31, 2018	$9,000,000
June 30, 2018	$9,000,000
September 30, 2018	$9,250,000
December 31, 2018	$9,250,000
March 31, 2019 and each Fiscal Quarter ending thereafter	$9,500,000

(d) Maximum Consolidated Growth Capital Expenditures.  Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Growth Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than 50% of the aggregate amount for such Fiscal Year) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Growth Capital Expenditures for such previous Fiscal Year; provided further, that for the Fiscal Year ending December 31, 2015, Consolidated Growth Capital Expenditures shall be measured only for the period from the Closing Date through December 31, 2015:

Fiscal Year	Consolidated Growth Capital Expenditures
December 31, 2015	$250,000
December 31, 2016	$3,000,000
December 31, 2017	$750,000
December 31, 2018	$750,000
December 31, 2019	$1,750,000
December 31, 2020 and each Fiscal Year ending thereafter	$750,000

(e) Maximum Consolidated Corporate Overhead.  Holdings shall not permit Consolidated Corporate Overhead to exceed $1,200,000 in any period of twelve consecutive fiscal months.

(f) Minimum Consolidated Liquidity.  Holdings shall not permit Consolidated Liquidity on any date to be less than $1,000,000.  From and after the date that is 90 days following the Closing Date for so long as the Drury Note is outstanding, Holdings shall not permit the amounts on deposit in the Drury Collateral Account to be less than $500,000.

(g) Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period.

(h) For the purposes of determining compliance with the covenant set forth at Section 6.8(c) following consummation of a Permitted Acquisition, each of the minimum Consolidated Adjusted EBITDA amounts set forth in Section 6.8(c) shall be increased by 100% of EBITDA of the entity or assets being acquired for the four quarter period most recently ended prior to the consummation of such Permitted Acquisition.

6.9. Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into any Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company; provided, in the case of such a merger, such Company shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (i) are less than $150,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve month period, are less than $250,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the applicable Company or Subsidiary (or similar governing body)), (2) no less than 100% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) disposals of obsolete or worn out property;

(e) Permitted Acquisitions, the aggregate consideration (including without limitation, all transaction costs, assumed Indebtedness and other liabilities and deferred payments, including earnouts) for which constitutes less than (i) $3,500,000 with respect to any single Permitted Acquisition, (ii) $7,000,000 in any trailing twelve month period and (iii) $10,000,000 in the aggregate from the Closing Date to the date of determination;

(f) the Closing Date Acquisitions; and

(g) Investments made in accordance with Section 6.7.

6.10. Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11. Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.12. Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist or fail to enforce any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) the Administrative Agent has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between and among any Company and any other Company; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.12.  The Credit Parties shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

6.13. Conduct of Business; Foreign Subsidiaries.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by any Credit Party on the Closing Date. No Credit Party shall form, create, or incorporate any Foreign Subsidiary.

6.14. Permitted Activities of Holdings.  Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Credit Documents and Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Companies; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Credit Parties; (g) issue any Capital Stock after the Closing Date, other than common shares of Capital Stock; or (h) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15. Amendments or Waivers of Certain Related Agreements.  No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16. Compliance with Reporting Requirements. From and after the Closing Date, to the extent applicable to Holdings, Holdings shall comply with the Securities Act, Exchange Act, the rules and regulations promulgated thereunder and each other law, rule and regulation applicable to Holdings due to its status as a publicly traded company.  Holdings shall at all times maintain systems of internal controls and corporate governance standards consistent with best practices for a publicly traded company of its size.  Without limiting the foregoing, Holdings shall ensure that all filings with the Securities and Exchange Commission required under the Securities Act, Exchange Act or the rules and regulations thereunder are made on or prior to the date required thereunder without giving effect to any extension or possible extension of such dates permitted thereunder.

6.17. Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

6.18. Deposit Accounts.  From and after the date required under Section 5.15, no Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account.

6.19. Amendments to Organizational Agreements and Material Contracts.  No Credit Party shall (a) amend or permit any amendments to any Credit Party's Organizational Documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders.

6.20. Prepayments of Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, and (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9.

6.21.           Closure and Post-Closure Liabilities.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable with respect to any closure and/or post-closure liabilities, as reflected on the most recent balance sheet of Holdings and its Subsidiaries delivered in accordance Section 5.1(a), in excess of $2,500,000.  It is understood and agreed that the Credit Parties shall be required to deliver bonds or other financial assurance instruments to the Missouri Department of Natural Resources with respect to such closure and post-closure liabilities.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations.

(a) Subject to the provisions of Section 7.2, each Company, jointly and severally, hereby irrevocably and unconditionally guarantees to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the other Companies when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Company Guaranteed Obligations”) and agrees that all Obligations, including all interest, fees and expenses with respect thereto and all indemnity and reimbursement obligations hereunder, constitute one joint and several direct and general obligation of all Companies.  Notwithstanding anything to the contrary contained herein, each Company shall be jointly and severally, with each other Company, directly and unconditionally, liable for all Obligations, it being understood that the advances to each Company inure to the benefit of all Companies, and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Companies as co-makers in extending the Loans hereunder.  Each Company hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by applicable law.

(b) Each Guarantor hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively with the Company Guaranteed Obligations, the “Guaranteed Obligations”).

7.2. Contribution by Credit Parties.  All Credit Parties desire to allocate among themselves (collectively, the “Contributing Credit Parties”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by any Credit Party, as applicable (a “Funding Credit Party”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Credit Party shall be entitled to a contribution from each of the other Contributing Credit Parties in an amount sufficient to cause each Contributing Credit Party’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Credit Party as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Credit Party, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Credit Parties multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Credit Parties under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Credit Party as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Credit Party under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Credit Party for purposes of this Section 7.2, any assets or liabilities of such Contributing Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Credit Party.  “Aggregate Payments” means, with respect to a Contributing Credit Party as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Credit Party in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Credit Party from the other Contributing Credit Parties as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Credit Party.  The allocation among Contributing Credit Parties of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Credit Party hereunder.  Each Credit Party is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Credit Parties.  Subject to Section 7.2, the Credit Parties hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Credit Party by virtue hereof, that upon the failure of any Credit Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a)), the other Credit Parties will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Credit Party’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Credit Parties Absolute.  Each Credit Party agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Credit Party agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Credit Party and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Credit Party hereunder are independent of the obligations of the other Credit Parties and the obligations of any other guarantor of the obligations of the Companies, and a separate action or actions may be brought and prosecuted against such Credit Party whether or not any action is brought against any other Credit Party or any of such other guarantors and whether or not any Credit Party is joined in any such action or actions;

(d) payment by any Credit Party of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Credit Party's liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Credit Party's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Credit Party from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Credit Party, limit, affect, modify or abridge any other Credit Party's liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Credit Party's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Credit Party) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Credit Party against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f) this Guaranty and the obligations of Credit Parties hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Credit Party shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Credit Party as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Credit Parties.  Each Credit Party hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Credit Party, to (i) proceed against any Credit Party, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Credit Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Credit Party including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Credit Party from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Credit Party’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Credit Party’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements  or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Credit Parties’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Credit Party hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any other Credit Party or any of its assets in connection with this Guaranty or the performance by such Credit Party of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Credit Party now has or may hereafter have against any other Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Credit Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Credit Party shall withhold exercise of any right of contribution such Credit Party may have against any other obligor (including any other Credit Party) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Credit Party further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Credit Party may have against any other Credit Party or against any collateral or security, and any rights of contribution such Credit Party may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Credit Party on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations.  Any Indebtedness of any Credit Party now or hereafter held by any other Credit Party (the “Obligee Credit Party”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Credit Party after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Credit Party under any other provision hereof.

7.8. Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Credit Parties.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Credit Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Credit Parties.  Any Credit Extension may be made to any Company or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any other Credit Party regardless of the financial or other condition of any Credit Party at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Credit Party its assessment, or any Credit Party’s assessment, of the financial condition of any other Credit Party.  Each Credit Party has adequate means to obtain information from each other Credit Party on a continuing basis concerning the financial condition of such Credit Party and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Credit Party assumes the responsibility for being and keeping informed of the financial condition of each other Credit Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Credit Party hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any other Credit Party now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc.

(a)   (a)  So long as any Guaranteed Obligations remain outstanding, no Credit Party shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party.  The obligations of the Credit Parties hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Credit Party or by any defense which any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Credit Party acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Credit Parties and Beneficiaries that the Guaranteed Obligations which are guaranteed by the Credit Parties pursuant hereto should be determined without regard to any rule of law or order which may relieve any Credit Party of any portion of such Guaranteed Obligations.  The Credit Parties will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of the other Credit Parties hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Credit Party or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Credit Party or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13. Qualified ECP Credit Party.

  Each Qualified ECP Credit Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 7.13 shall remain in full force and effect until a payment in full in Cash of the Guaranteed Obligations.  Each Qualified ECP Credit Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default.  If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due.  Failure by Companies to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within one Business Day of when due any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document.

(b) Default in Other Agreements.  (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of (x) the Subordinated Debt or (y) any other Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $50,000 or more or with an aggregate principal amount of $100,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (1) one or more items of Subordinated Debt or other Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 6; or

(d) Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $100,000 or (ii) in the aggregate at any time an amount in excess of $200,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution.  Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

(k) Change of Control.  A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m) Termination of Material Contract.  At any time any Material Contract is terminated by the counterparty thereto prior to the stated expiration or termination date of such Material Contract (other than a termination without cause by such counterparty which constitutes a breach of the applicable Material Contract);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Company Representative by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents.  GSSLG is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSSLG, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2. Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Lender further irrevocably authorizes each of the Administrative Agent and Collateral Agent to execute and deliver the Credit Documents to which it is a party and to exercise its rights and remedies thereunder.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4. Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own Securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Tranche A Term Loan, MDTL Term Loan and/or Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and on the date of funding of such Loans.

(c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (other than the Warrants) and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6. Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Company Representative.  Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to the Company Representative, to appoint a successor Administrative Agent and Collateral Agent.  If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSSLG without the prior written consent of, or prior written notice to, the Company Representative or the Lenders; provided that the Credit Parties and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Company Representative and the Lenders of such assignment.  Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Credit Party from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1. Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2. Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Companies agree to pay promptly (a) all the Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for the Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letter, Warrant Agreement or Warrants), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent.  Without the written consent of each Lender  (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination of, or any consent to departure from, any of the Credit Documents (other than the Fee Letter, Warrant Agreement or Warrants) shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral or all or substantially all of the Credit Parties from the Guaranty except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letter, Warrant Agreement or Warrants), or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend the definition of “Requisite Class Lenders without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Requisite Class Lenders of the affected Class;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such  Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register.  The Companies, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by the Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Company and Administrative Agent or as shall constitute the aggregate amount of the Tranche A Term Loan or MDTL Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e) Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company Representative and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party.

(g) Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Companies shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Credit Parties from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  The Companies agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company Representative’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Company Representative is notified of the participation sold to such participant and such participant agrees, for the benefit of the Companies, to comply with Section 2.19 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(i) Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Companies and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9. No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability.  In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Actions in Concert.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13. Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15. CONSENT TO JURISDICTION.  (A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1(cc) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

 (B)           EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR ON NATIONAL CORPORATE RESEARCH, LTD., LOCATED AT 10 E. 40TH STREET, 10TH FLOOR, NEW YORK, NY 10016 (ATTENTION:  COLLEEN DE VRIES), AND HEREBY APPOINTS NATIONAL CORPORATE RESEARCH, LTD. AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT NATIONAL CORPORATE RESEARCH, LTD. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY'S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY'S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

10.16. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality.  Each Lender shall hold all non-public information regarding Companies and their respective Subsidiaries and their businesses identified as such by the Company Representative and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Companies that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company Representative of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties)(collectively, “Trade Announcements”).  No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent.

10.18. Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Companies shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Companies to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Companies. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Signatures by facsimile or other electronic transmission (including by emailed “.pdf” file) to this Agreement and any other Credit Document shall bind the parties hereto and thereto to the same extent as would a manually executed counterpart.

10.20. Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Companies and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HERE TO SERVE – MISSOURI WASTE DIVISION, LLC

By:                  /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN WASTE SOLUTIONS, INC., as Holdings

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

HERE TO SERVE – GEORGIA WASTE DIVISION, LLC

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

BROOKLYN CHEESECAKE & DESSERT ACQUISITION CORP.

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

MERIDIAN LAND COMPANY, LLC

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

CHRISTIAN DISPOSAL, LLC

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

FWCD, LLC

By:                 /s/ Jeffrey Cosman
Name: Jeffrey Cosman
Title: Manager

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Administrative Agent, Lead Arranger and Collateral Agent

By:           /s/ Stephen W. Hipp
            Name: Stephen W. Hipp
            Title: Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC.,
as a Lender

By:           /s/ Stephen W. Hipp
            Name: Stephen W. Hipp
            Title: Senior Vice President

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Tranche A Term Loan Commitments

Lender	Tranche A Term Loan Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Holdings, Inc.	$40,000,000.00	100%
Total	$40,000,000.00	100%

APPENDIX A-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT

MDTL Commitments

Lender	MDTL Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Holdings, Inc.	$10,000,000.00	100%
Total	$10,000,000.00	100%

APPENDIX A-2

APPENDIX A-3
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Holdings, Inc.	$5,000,000.00	100%
Total	$5,000,000.00	100%

APPENDIX A-3

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

Meridian Waste Solutions, Inc.
Here to Serve – Missouri Waste Division, LLC
Here to Serve – Georgia Waste Division, LLC
Meridian Land Company, LLC
Brooklyn Cheesecake & Dessert Acquisition Corp.
Christian Disposal, LLC
FWCD, LLC
12540 Broadwell Road
Suite 1203
Milton, GA 30004
Attention:  Jeff Cosman

in each case, with copies to:

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway
Building 700, Suite 730
Roswell, Georgia 30076
(678) 566-6938 (Facsimile)

and

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
(732) 395 4401 (Facsimile)
Attention: Scott Linsky

APPENDIX B-1

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.
 as Administrative Agent, Collateral Agent and
Lead Arranger

Goldman Sachs Specialty Lending Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention:  Meridian Waste Solutions, Account Manager
Telecopier:  (972) 368-5099

with a copy to:

Goldman Sachs Specialty Lending Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention: GSSLG In-House Counsel
Telecopier:  (972) 368-5099

APPENDIX B-2